EXHIBIT 5(b)


            [Letterhead of Powell, Goldstein, Frazer & Murphy LLP]





                                                   June 4, 1999




Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee  38132

Attention:  Chief Financial Officer

       Re:  Federal Express Corporation --
            Pass Through Certificates -- Shelf Registration

Dear Sirs:

     We have acted as special counsel to The Bank of New York, a New York banking corporation (the "Bank"), in its individual capacity and as pass through trustee (the "Pass Through Trustee"), under a Pass Through Trust Agreement dated as of June 1, 1999 (the "Agreement") between Federal Express Corporation (the "Corporation") and the Pass Through Trustee. Pursuant to the Agreement and one or more supplemental agreements thereto to be entered into between the Corporation and the Pass Through Trustee, the Pass Through Trustee will execute, authenticate and deliver, upon the Corporation's request, pass through certificates in one or more series in an aggregate principal amount of up to $300,000,000 (the "Pass Through Certificates"), to be registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), under the Corporation's Registration Statement on Form S-3 (the "Registration Statement").

     In our capacity as special counsel, we have examined the Agreement and the form of the Pass Through Certificates which you have furnished to us and which are exhibits to the Registration Statement. We have also examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including a certificate of the State of New York Banking Department as to the Bank's existence as a banking organization and trust company. As to matters of fact, we have relied upon (i) the representations and warranties of the parties set forth in the Agreement and (ii) one or more certificates of authorized officers or agents of the Bank delivered to us, without independent inquiry regarding the accuracy of those representations and warranties or certificates. We have assumed the genuineness of all signatures (other than those of the Bank), that all documents submitted to us as originals are authentic and that all copies submitted to us conform with the originals. With respect to the discussion in the Prospectus forming part of the Registration Statement entitled "New York Taxes," the assumptions set forth therein are specifically incorporated herein by this reference.

     Members of our firm are admitted to the bar of the State of New York, and the opinions set forth herein are limited to the laws of the State of New York governing taxation and the banking and trust powers of the Pass Through Trustee and the federal laws of the United States of America governing the banking and trust powers of the Pass Through Trustee. In addition, the opinions set forth below are based on the assumption that the Corporation has duly authorized, executed and delivered the Agreement and, at the time of such authorization, execution and delivery, had the full power, authority and legal right to have done so.

     Based on the foregoing, we are of the opinion that:

     1. The Bank is a validly existing banking corporation and trust company under the supervision of the State of New York Banking Department under the laws of the State of New York with the power and authority to execute, deliver and perform, individually or as Pass Through Trustee, as the case may be, the terms of the Agreement, and the supplements and Pass Through Certificates contemplated thereby.

     2. With respect to the Pass Through Certificates of each series, when (a) the Agreement establishing the terms of the Pass Through Certificates of such series and forming the related Pass Through Trust shall have been duly authorized, executed and delivered by the Corporation and the Pass Through Trustee in accordance with the terms and conditions of the Agreement (assuming that (x) the terms and conditions of the Agreement are in compliance with then applicable law at the time of such authorization, execution and delivery and
(y) the Pass Through Trustee continues in existence as a validly existing New York banking corporation and trust company at the time of such authorization, execution and delivery), and (b) the Pass Through Certificates of such series shall have been duly executed, authenticated, issued and delivered by the Pass Through Trustee and sold as contemplated by each of the Registration Statement and the Prospectus included therein relating to the Pass Through Certificates, the supplement or supplements to such Prospectus relating to the Pass Through Certificates of such series, the purchase agreement or underwriting agreement between the Corporation and the purchasers or underwriters named therein, as the case may be, relating thereto, the Agreement and the related Series Supplement (assuming that (x) the terms of the Pass Through Certificates of such series are in compliance with then applicable law at the time of such authorization, execution and delivery and (y) the Pass Through Trustee continues in existence as a validly existing New York banking corporation and trust company at the time of such authorization, execution and delivery), (i) the Agreement will constitute a valid and binding obligation of the Pass Through Trustee in accordance with its terms, except as the provisions thereof may be limited by bankruptcy, reorganization, insolvency, arrangement, fraudulent conveyance, moratorium, or other similar laws generally affecting creditors' rights or debtors' relief from time to time in effect, and (ii) each of the Pass Through Certificates will be validly issued and will be entitled to the benefits of the Agreement pursuant to which it was issued. The opinions expressed above as to the enforceability of the documents referred to above further are subject in each case to applicable laws and usual equitable principles that may render certain remedial provisions in the documents referred to above invalid or unenforceable, which laws and principles do not, in our opinion, make the remedies provided in such documents inadequate for the practical realization of the benefits, taken as a whole, intended to be provided thereby.

     3. The discussion in the Prospectus forming part of the Registration Statement entitled "New York Taxes," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to us under the captions "Legal Matters" and "New York Taxes" in the Prospectus forming part of the Registration
Statement and in any subsequently filed prospectus supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the SEC.

     This opinion is rendered as of the date hereof and we assume no obligation to advise you of any change of law or fact occurring subsequent to the date hereof. This opinion is being furnished only to the parties to whom this opinion is addressed and is solely for their benefit, and no other person or entity shall be entitled to rely on this opinion without our express prior written consent. This opinion may not be used, circulated, quoted, published or otherwise referred to for any purpose without our express prior written consent. Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the opinions expressly stated herein.

                                      Very truly yours,


                                      /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                          POWELL, GOLDSTEIN, FRAZER & MURPHY LLP